As filed with the Securities and Exchange Commission on June 3, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

MoneyGram International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	16-1690064

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Utica Avenue South
Minneapolis, Minnesota	55416

(Address of Principal Executive Offices)	(Zip Code)
MoneyGram International, Inc. 2005 Omnibus Incentive Plan
(Full title of the plan)

Teresa H. Johnson
Executive Vice President, General Counsel and Secretary
MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, Minnesota 55416
(Name and address of agent for service)
(952) 591-3000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum	Amount of
Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee
Common Stock, par value $.01 per share	39,500,000	$1.54	$60,830,000	$3,394.31

(1)	Represents the maximum number of shares that may currently be issued under the registrant’s 2005 Omnibus Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Common Stock which become issuable under the registrant’s 2005 Omnibus Incentive Plan pursuant to its anti-dilution provisions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock on May 28, 2009, as reported on the New York Stock Exchange.

REGISTRATION OF ADDITIONAL SECURITIES
This Registration Statement on Form S-8 is filed by MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), relating to 39,500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible employees of MoneyGram under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended February 9, 2009 (the “Plan”). The Common Stock registered under this Registration Statement is in addition to the 7,500,000 shares of Common Stock registered on MoneyGram’s Form S-8 filed on May 20, 2005 (Commission File No. 333-125122) (the “Prior Registration Statement”).
This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement, except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by MoneyGram with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:
     (a) MoneyGram’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 3, 2009;
     (b) MoneyGram’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;
     (c) MoneyGram’s Current Reports on Form 8-K dated January 22, 2009, February 13, 2009, March 20, 2009, March 27, 2009, May 12, 2009 and May 18, 2009;
     (d) MoneyGram’s Current Report on Form 8-K/A dated May 18, 2009; and
     (e) The description of MoneyGram’s Common Stock contained in its Registration Statement on Form 10, and any amendment or report filed for the purpose of updating this description.
All documents filed by MoneyGram pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Teresa H. Johnson, who has given an opinion of counsel with respect to the securities to which the Registration Statement relates, is an employee and officer (Executive Vice President, General Counsel and Secretary) of MoneyGram. Ms. Johnson is a participant in the Plan. As of June 3, 2009, Ms. Johnson held 85,962 shares of

MoneyGram Common Stock, including 1,642 shares of MoneyGram restricted stock and options to purchase 68,309 shares of MoneyGram Common Stock.
Item 6. Indemnification of Directors and Officers.
MoneyGram is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe the person’s conduct was unlawful.
As permitted by Delaware law, MoneyGram has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, MoneyGram’s certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and it is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
MoneyGram has procured directors’ and officers’ liability insurance for the benefit of its directors and officers. In addition, MoneyGram has entered into indemnification agreements with each of its directors. These agreements provide, among other things, that it must, subject to specified exceptions:
•	indemnify each director to the full extent authorized or permitted by applicable law;

•	maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•	indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.
In addition, the indemnification agreements provide for procedures for implementing the indemnities described above, including advancement of expenses.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, and that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and the State of Minnesota, on this 3rd day of June, 2009.

MONEYGRAM INTERNATIONAL, INC.
By	/s/ Teresa H. Johnson
	Name:	Teresa H. Johnson
	Title:	Executive Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 3, 2009.

Signature	Title

/s/ Anthony P. Ryan Anthony P. Ryan	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jean C. Benson Jean C. Benson	Senior Vice President and Controller (Interim Principal Financial Officer and Principal Accounting Officer)

* Pamela H. Patsley	Executive Chairman

* Thomas M. Hagerty	Director

* Jess T. Hay	Director

* Scott L. Jaeckel	Director

* Seth W. Lawry	Director

* Ganesh B. Rao	Director

* Othón Ruiz Montemayor	Director

* Albert M. Teplin	Director

/s/ Kristen N.A. Holovnia Kristen N.A. Holovnia Senior Counsel and Assistant Secretary

*	As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of MoneyGram International, Inc. (Incorporated by reference from Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.2*	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MoneyGram International, Inc. as filed with the Delaware Secretary of State on May 12, 2009.

4.3	Bylaws of MoneyGram International, Inc., as amended and restated November 15, 2007 (Incorporated by reference from Exhibit 99.03 to Registrant’s Current Report on Form 8-K filed on November 20, 2007).

4.4	Form of Specimen Certificate for MoneyGram Common Stock (Incorporated by reference from Exhibit 4.1 to Amendment No. 4 to Registrant’s Form 10 filed on June 14, 2004).

4.5	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.3 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.6	Certificate of Designations, Preferences and Rights of the Series B Participating Convertible Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed on March 28, 2008).

4.7	Certificate of Designations, Preferences and Rights of the Series B-1 Participating Convertible Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.3 to Registrant’s Current Report on Form 8-K filed on March 28, 2008).

4.8	Certificate of Designations, Preferences and Rights of the Series D Participating Convertible Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.4 to Registrant’s Current Report on Form 8-K filed on March 28, 2008).

5.1*	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2*	Consent of Deloitte and Touche LLP.

24*	Power of Attorney.

*	Filed herewith.